EXHIBIT 5.1
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                            Schiff Hardin & Waite
                  1101 Connecticut Avenue, N.W.  Suite 600
                           Washington, D.C.  20036



                               March 16, 2001




   Modine Manufacturing Company
   1500 DeKoven Avenue
   Racine, Wisconsin 53403

             Re:  Modine Manufacturing Company
                  Registration Statement on Form S-4, as amended
                  Registration No. 333-56648

   Ladies and Gentlemen:

        We are acting as counsel to Modine Manufacturing Company, a Wisconsin corporation ("Modine"), in connection with Modine's filing of a Registration Statement on Form S-4 relating to the offer and sale of up to 4,236,490 shares of common stock, $0.625 par value, of Modine (the "Common Stock") and associated preferred stock purchase rights (the "Rights") to be issued in connection with the merger (the "Merger") of Modine Merger Co., a Pennsylvania corporation and wholly owned subsidiary of Modine ("Merger Co."), with and into Thermacore International, Inc., a Pennsylvania corporation ("Thermacore"), as contemplated by an Agreement and Plan of Merger, dated as of December 13, 2000, as amended (the "Merger Agreement") among Modine, Thermacore and Merger Co. The terms of the Rights are forth in a Rights Agreement, dated as of October 16, 1986, as amended, between Modine and First Chicago Trust Company of New York (the "Rights Agreement"). Copies of the Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement.

        In connection with rendering this opinion, we have examined (a) the Registration Statement on Form S-4, (b) the Restated Articles of Incorporation and Restated By-Laws of Modine, as amended to date, (c) the Rights Agreement, (d) the Merger Agreement, (e) resolutions adopted by the Board of Directors of Modine authorizing the transactions contemplated by the Merger Agreement and the registration and issuance of the Common Stock and associated Rights, and (f) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.







        Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that (1) the shares of Common Stock to be issued in the Merger, when issued pursuant to the provisions of the Merger Agreement and in the manner contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except with respect to certain debts owing to employees of Modine for services performed for Modine, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, and (2) the Rights associated with the Common Stock, when issued pursuant to the terms of the Merger Agreement and the Rights Agreement, will be validly issued.

        We hereby consent to the reference to our firm under the caption "Legal Matters" in the proxy statement/prospectus filed as part of the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                      SCHIFF HARDIN & WAITE



                                      By /s/ Shirley M. Lukitsch
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                                             Shirley M. Lukitsch